                          SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        GANNET COMPANY, INCORPORATED
- -------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                              THOMAS L. CHAPPLE
- -------------------------------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.
     1) Title of each class of securities to which transaction applies:

      -------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

      -------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:/1/

      -------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

      -------------------------------------------------------------------------

/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

      -----------------------------------------------
     2) Form, Schedule or Registration Statement No.:

      -----------------------------------------------
     3) Filing Party:

      -----------------------------------------------
     4) Date Filed:

      -----------------------------------------------

                       [LOGO OF GANNETT APPEARS HERE]
JOHN J. CURLEY
Chairman, CEO
and President

                                          March 18, 1994

Dear Shareholder:

  On behalf of your Board of Directors and management, I cordially invite you to attend the Annual Meeting of Shareholders to be held on Tuesday, May 3, 1994, at 10:00 a.m., at the Company's headquarters, 1100 Wilson Boulevard, Arlington, Virginia.

  At this meeting you will be asked to vote for the election of four directors, for the election of Price Waterhouse as the Company's independent auditors for the 1994 fiscal year and on one shareholder proposal. These matters are discussed in detail in the attached proxy statement.

  Your Board of Directors believes the proposals regarding the election of directors and Price Waterhouse are in the best interests of the Company and its shareholders and recommends that you vote for them.

  Your Board believes that the shareholder proposal is not in the best interests of the Company and its shareholders and recommends that you vote against it.

  It is important that your shares be represented at the meeting whether or not you plan to attend. Please sign, date and return the enclosed proxy card in the envelope provided.

  Thank you for your continued support.

                                          Cordially,

                                          /s/John J. Curley

                                          John J. Curley



             1100 Wilson Blvd., Arlington, VA 22234 (703) 284-6000

                       [LOGO OF GANNETT APPEARS HERE]

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 3, 1994

                               ----------------

To Our Shareholders:

  The Annual Meeting of Shareholders of Gannett Co., Inc. will be held at the Company's headquarters, 1100 Wilson Boulevard, Arlington, Virginia, at 10:00 a.m. on May 3, 1994 for the following purposes:

    (1) To elect four directors;

    (2) To act upon a proposal to elect Price Waterhouse as the Company's independent auditors for the fiscal year ending December 25, 1994;

    (3) To act upon a shareholder proposal concerning executive compensation;
  and

    (4) To transact such other business, if any, as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on March 4, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

  YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

                                          By Action of the Board of Directors

                                          /s/Thomas L. Chapple

                                          Thomas L. Chapple
                                           Secretary

Arlington, Virginia
March 18, 1994

                                PROXY STATEMENT

                      1994 ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                               GANNETT CO., INC.

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gannett Co., Inc. ("Gannett" or the "Company") for the Annual Meeting of Shareholders to be held on May 3, 1994.

  The close of business on March 4, 1994 has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. On that date there were 147,163,142 shares of Common Stock outstanding and entitled to vote at the meeting. Each share of Common Stock is entitled to one vote.

  Shares represented by proxies will be voted in accordance with the specifications made on the proxy card by the shareholder. Any proxy not specifying the contrary will be voted in the election of directors for the Board of Directors' nominees, in favor of the proposal regarding the election of auditors and against the shareholder proposal. A shareholder giving a proxy has the right to revoke it by a duly executed proxy bearing a later date, by attending the meeting and voting in person, or by otherwise notifying the Company prior to the meeting.

  The principal executive offices of the Company are located at 1100 Wilson Boulevard, Arlington, Virginia 22234. This Proxy Statement and the enclosed proxy card are being furnished to shareholders on or about March 18, 1994.

                       PROPOSAL 1--ELECTION OF DIRECTORS

  The Board of Directors conducts its business through meetings of the Board and through activities of its committees. Among the committees of the Board are the Management Continuity Committee, the Executive Compensation Committee and the Audit Committee.

  The Management Continuity Committee develops long-range management succession plans and recommends to the Board candidates for nomination as directors and for election as officers. In making recommendations for directors for the 1995 Annual Meeting, the Committee will consider any written suggestions of shareholders received by the Secretary of the Company prior to February 1, 1995. The Committee consists of Meredith A. Brokaw, Chair, John J. Curley, John
J. Louis, Jr., and Carl T. Rowan. The Committee met four times during 1993.

  The Executive Compensation Committee makes recommendations concerning the compensation and benefits of elected officers and senior executives, grants awards under and administers the Company's executive incentive plans, and generally assumes responsibility for all matters related to the foregoing. The Committee consists of Thomas A. Reynolds, Jr., Chair, Peter B. Clark, and Dolores D. Wharton. None of the members of the Committee is an employee of the Company. The Committee met six times during 1993.

  The Audit Committee periodically reviews the Company's auditing practices and procedures and recommends independent auditors to be elected by the shareholders. The Audit Committee consists of Stuart T. K. Ho, Chair, Andrew F. Brimmer, John J. Louis, Jr., and Thomas A. Reynolds, Jr. None of the members of the Committee is an employee of the Company. The Committee met six times during 1993.

  The Board of Directors of the Company is currently composed of 12 directors. The By-laws of the Company provide that each director, in order to be eligible for election to the Board, must own at least one thousand shares of the Common Stock of the Company. Under the Company's Certificate of Incorporation and By-laws, the Board is divided into three classes, as nearly equal in number as possible. At each Annual Meeting of Shareholders, directors constituting one class are elected for a three-year term. The Board of Directors intends to nominate the four persons named below for election to the Board of Directors. All of the nominees are currently directors. If elected, all nominees will serve until the Annual Meeting of Shareholders to be held in 1997 or until such time as their respective successors are elected. The Board of Directors held six meetings during 1993. All of the directors attended at least 75% of the total meetings of the Board and any committee on which they served.

  The Board believes that all the nominees will be available and able to serve as directors. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy consistent with the requirement to maintain nearly equal classes, or the Board may fill the vacancy at a later date after selecting an appropriate nominee. A plurality of the votes cast at this meeting by the holders of stock entitled to vote in the election is required for election of the directors. The four nominees with the highest number of votes will be elected. If a shareholder, present in person or by proxy, withholds a vote from one or more directors, the shareholder's shares will not be counted in determining the votes for those directors. If a shareholder holds his shares in a broker's account and has given specific voting instructions, the shares will be voted in accordance with those instructions. If no voting instructions are given, under the New York Stock Exchange rules the broker may exercise its discretionary authority to vote for the Board of Directors' nominees.

  The following sets forth information concerning the principal occupations and business experience of the nominees and of those directors whose terms of office will continue following the Annual Meeting.

  THE FOLLOWING PERSONS HAVE BEEN NOMINATED FOR ELECTION AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 1994:

                                ROSALYNN CARTER

  Mrs. Carter, 66, the former First Lady, is the author of "First Lady from Plains" and is coauthor, with President Jimmy Carter, of "Everything to Gain:
Making the Most of the Rest of Your Life." She is also a Fellow of the Women's Studies Institute at Emory University in Atlanta. She serves as a member of the Board of Directors of the Carter Presidential Center and Friendship Force International, the Board of Advisors of Habitat for Humanity, Inc., and the Board of Trustees of The Menninger Foundation. She has been a director of Gannett since 1983.

                            THOMAS A. REYNOLDS, JR.

  Mr. Reynolds, 65, is Chairman Emeritus of the law firm of Winston & Strawn, Chicago, Illinois. He has been a director of Gannett since 1979. He is also a director of Jefferson Smurfit Group and Union Pacific Corporation. Winston & Strawn performed legal services for Gannett in 1993.

                                 CARL T. ROWAN

  Mr. Rowan, 68, is President of CTR Productions. He is also an author, lecturer and commentator. His most recent book, "Dream Makers, Dream Breakers:
The World of Justice Thurgood Marshall," was released in January, 1993. He is a columnist for King Features and the Chicago Sun-Times, a television commentator for Post-Newsweek Broadcasting, and a radio commentator for CTR Productions. He has been a director since June, 1990.

                              DOLORES D. WHARTON

  Mrs. Wharton, 66, is Chairman and Chief Executive Officer of the Fund for Corporate Initiatives, Inc., a non-profit organization devoted to strengthening the role of women and minorities in the corporate world through professional development and upward mobility programs for younger executives. She is also a director of the Kellogg Company and COMSAT Corporation. She has been a director of Gannett since 1979.

  THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 1995 ANNUAL MEETING:
                               ANDREW F. BRIMMER

  Dr. Brimmer, 67, is a former member of the Federal Reserve Board and now heads his own economic and financial consulting firm in Washington, D.C. Dr. Brimmer served as a visiting professor at the Harvard Business School from 1974 to 1976 and as a governor of the Federal Reserve System from 1966 to 1974. He is president and a director of Brimmer & Company, Inc., and a director of BankAmerica Corporation, BellSouth Corporation, BlackRock Investment Income Trust, Inc., Connecticut Mutual Life Insurance Company, E.I. duPont de Nemours & Company, Navistar International Corporation, UAL Corporation, and PHH Corporation. He is also a Public Governor and Vice Chairman of the Commodity Exchange, Inc. and a Trustee of the College Retirement Equities Fund. He has been a director of Gannett since 1980.

                                STUART T. K. HO

  Mr. Ho, 58, is Chairman of the Board and President of Capital Investment of Hawaii, Inc. Mr. Ho is also Chairman of the Board of Gannett Pacific Corporation, which publishes the Company's Honolulu Advertiser and the Pacific Daily News in Guam. Mr. Ho is also a director of Bancorp Hawaii, Inc., Aloha Airgroup, Inc., and Capital Investment of Hawaii, Inc. He is also a Trustee of the College Retirement Equities Fund. He has been a director of the Company since 1984.

                            DOUGLAS H. MCCORKINDALE

  Mr. McCorkindale, 54, is Vice Chairman and Chief Financial and Administrative Officer of Gannett and has served the Company in various other executive capacities since 1971. He is also a director of Rochester Telephone Corporation and Continental Airlines, Inc. and a director of seven funds which are part of the Prudential complex of mutual funds. He has been a director of Gannett since 1977.

                                ROLLAN D. MELTON

  Mr. Melton, 61, is Chairman and Chief Executive Officer of Speidel Newspapers Inc., a Gannett subsidiary, and serves as a columnist for the Reno Gazette-Journal. He is also a director of the National Judicial College and the John Ben Snow Trust and Foundation. Mr. Melton has served as President or Chairman and as Chief Executive Officer of Speidel since 1972. He has been a director of Gannett since 1977.

  THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 1996 ANNUAL MEETING:
                               MEREDITH A. BROKAW

  Mrs. Brokaw, 53, owns and operates Penny Whistle Toys, Inc., in New York City, and is the author of six Penny Whistle books. She is a trustee of the National Home Library Board, and a director of Conservation International and the Coro Foundation in New York City, which provides public service training to recent college graduates. She has been a director of Gannett since 1983.

                                 PETER B. CLARK

  Mr. Clark, 65, was Chairman, President and Chief Executive Officer of The Evening News Association, which merged with Gannett in 1986. He was Publisher of The Detroit News from 1963 to 1981. He was President of The Evening News Association from 1963 until his retirement in 1986. In 1987, he was Regents Professor at the Graduate School of Management, University of California at Los Angeles. He is also a trustee of Harper-Grace Hospital, Detroit, Michigan. He has been a director of Gannett since 1986.

                                 JOHN J. CURLEY

  Mr. Curley, 55, is Chairman, President and Chief Executive Officer of Gannett. He was President and Chief Executive Officer of the Company from 1986 to 1989 and President and Chief Operating Officer of Gannett from 1984 to 1986. He has served the Company in various other executive capacities since 1983 and has been a director since 1983. Mr. Curley is a member of the Dickinson College and Columbia University Boards of Trustees.

                               JOHN J. LOUIS, JR.

  Mr. Louis, 68, founder of Combined Communications Corporation in 1968, served as its Chairman from 1968 until 1981. Mr. Louis served as a director of Gannett from 1979, when Combined merged with Gannett, until 1981, when he resigned to become the U.S. Ambassador to the United Kingdom. He was re-elected to the Company's Board in 1985. He is a director of S.C. Johnson & Son, Inc.

SECURITIES OWNED BY GANNETT MANAGEMENT

  The following table shows the number of shares of Gannett Common Stock beneficially owned by all directors, including the nominees listed above and the named executive officers, on March 4, 1994:

NAME OF OFFICER OR DIRECTOR                   TITLE                 SHARES OWNED
- ---------------------------                   -----                 ------------
John J. Curley...............  Chairman, President & CEO               453,211
Douglas H. McCorkindale......  Vice Chairman, Chief Fin. & Admin.
                                Officer                                313,067
Gary L. Watson...............  President/Newspaper Division             69,849
Cecil L. Walker..............  President/Broadcasting Division          29,358
Thomas Curley................  President and Publisher, USA TODAY       44,173
Andrew F. Brimmer............  Director                                  1,172
Meredith A. Brokaw...........  Director                                  1,000
Rosalynn Carter..............  Director                                  1,000
Peter B. Clark...............  Director                                  1,836
Stuart T. K. Ho..............  Director                                  1,410
John J. Louis, Jr............  Director                              1,364,704
Rollan D. Melton.............  Director                                 54,900
Thomas A. Reynolds, Jr.......  Director                                  7,153
Carl T. Rowan................  Director                                  4,253
Dolores D. Wharton...........  Director                                  4,000
All Directors and Executive
 Officers as a Group (36 per-
 sons including those named
 above)......................                                        2,729,569

  The number of shares shown for the persons named above represents in each instance less than 1% of the outstanding shares. All directors and executive officers as a group beneficially owned 2,729,569 shares of the Company's Common Stock on March 4, 1994, which represents 1.85% of the outstanding shares. Of the shares reported, the following shares are included because they may be purchased pursuant to stock options that were exercisable on March 4, 1994 or will become exercisable by May 3, 1994: John J. Curley--277,500; Mr. McCorkindale--148,750; Mr. Watson--44,750; Mr. Walker--17,600; Thomas Curley-- 28,335; all executive officers as a group--769,999. For all shares presently owned, the director or executive officer possesses sole voting power and sole investment power, except for Mr. Louis, who has shared voting and investment power with respect to 826,281 shares held in trust and shared voting and sole investment power with respect to 36,129 shares held in trust; Mr. Rowan, who shares investment and voting power with respect to 1,000 shares held jointly with his spouse; and three executive officers who share investment and voting power with respect to 21,329 shares held jointly with their spouses.

  Certain shares have not been reported above because, in each case, the director or executive officer has disclaimed beneficial ownership. Ownership of the following shares is disclaimed because they are held in the names of family members of directors or executive officers or in trust: Mr. Clark--300; Mr. Ho--19,412; Mr. Louis--57,888; Mr. Rowan--300; Mr. McCorkindale--437; all directors and executive officers as a group--21,958.

  The shares reported above do not include 590,700 shares of the Company's Common Stock owned as of March 4, 1994 by the Gannett Retirement Plan Trust. The following officers of the Company serve on the Retirement Plan Committee, which has the power to direct the voting of those shares: John Curley, Douglas McCorkindale, Richard L. Clapp (Vice President, Compensation and Benefits), Madelyn P. Jennings (Senior Vice President, Personnel), and Jimmy L. Thomas (Senior Vice President, Financial Services and Treasurer).

SECTION 16 REPORTS

  On June 15, 1993, Ms. Wharton purchased 1,000 shares of Gannett Common Stock. Due to her travel schedule, Ms. Wharton filed a Form 4 report reflecting the purchase approximately six weeks after the due date.

COMPENSATION OF DIRECTORS

  The Company compensates its directors through the payment of annual fees and meeting fees. The annual fee is $42,500. Each director also receives a fee of $1,250 for each Board meeting attended. Each committee chair also receives an annual fee of $5,000 and each committee member, including the chair, receives a fee of $1,000 for each committee meeting attended. Directors who are employees of the Company or its subsidiaries receive no director fees. Directors may elect to defer payment of their fees to future years under the Company's Plan for the Deferral of Director Fees, which provides for interest on deferred fees at the annual rate of 10%, or under the 1987 Deferred Compensation Plan, which provides for seven investment options, including mutual funds and a Gannett Common Stock fund.

  The Company has established a Retirement Plan for Directors in which non-employee members of the Board of Directors are eligible to participate. The annual benefit under the Plan is equal to a percentage of the highest annual director's compensation during the five years of service preceding the director's retirement from the Board as set forth in the following table:

           YEARS OF SERVICE                        PERCENTAGE
           ----------------                        ----------
           10 or more.............................    100%
           9......................................     90%
           8......................................     80%
           7......................................     70%
           6......................................     60%
           5......................................     50%
           Less than 5............................      0%

  The annual benefit will be paid each quarter for 10 years except in the case of lump sum payments in the event of death.

                       COMPENSATION OF GANNETT MANAGEMENT

  The Executive Compensation Committee (the "Committee") of the Board of Directors is responsible for establishing and administering Gannett's compensation and stock ownership programs for executive officers. The Committee is composed entirely of independent outside directors. The following is the Committee's report on its decisions concerning compensation of executives during 1993:

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

HIGHLIGHTS OF THE 1993 FISCAL YEAR:

  In 1993, the Committee continued to emphasize the important link between the Company's performance, which benefits its shareholders, and the compensation of its executive officers.

  In making its compensation decisions, the Committee first considered the Company's performance, as evidenced by increases in earnings per share, operating income as a percentage of sales, return on equity, year-end stock price and overall market value, together with management's recommendations and the Committee's subjective judgment. The Committee also compared the Company's performance to that of its competitors and concluded that the Company's performance was superior. The Committee believes that the Company should compensate its executives better than its competitors in order to continue to attract and retain the most talented people. When we refer to "competitors" in this report we mean the companies that constitute the S&P Publishing/Newspaper Index used in the performance graph on p. 12.

  When it made its decisions about compensation, in order to continue its policy of tying the interests of its senior executives closely with those of the Company's shareholders, the Committee placed great emphasis on increasing key executives' ownership of Gannett Common Stock as a component of their compensation. The Committee believes that ownership of stock creates a greater incentive for key executives to manage the Company so as to increase shareholder value. Accordingly, the Committee took these steps:

    (1) The Committee adopted an executive share ownership policy which encourages the five highest-paid officers to own Gannett Common Stock equal to three times their salary range midpoint and other key executives to own Gannett Common Stock equal to their salary range midpoint. Except for one new executive officer, all of the executives affected by this policy have either met or exceeded these share ownership levels.

    (2) Since the top two officers of the Company again this year refused to accept salary and bonus increases, the Committee awarded them an increased number of stock options as the only potential increase in their compensation.

    (3) The Committee decided that 25% of the bonuses for 33 officers and other key executives in 1993 should be paid in Gannett Common Stock.

    (4) The Committee discontinued awards of stock incentive rights to 18 officers and other key executives and transferred the value of those awards to stock options.

COMPENSATION POLICY: PAY FOR PERFORMANCE.

  The Company's compensation policy is based on the principle of pay for performance.

  The compensation program for executive officers is composed of three elements: salaries, annual bonuses under the Company's Executive Incentive Plan, and long-term incentive stock awards under the Company's 1978 Long-Term Incentive Plan (the "1978 Plan"). These elements of compensation are designed to provide incentives to achieve both short-term and long-term objectives and to reward exceptional performance. Salaries and bonuses result in immediate payout for performance, while the value of incentive stock awards under the 1978 Plan depend upon long-term results. The individual elements of compensation provided by the Company are discussed in detail below.

  It is important to note that, while the Committee considers a number of performance factors relating to the Company and to individual performance in making individual compensation decisions, the Committee applies its own subjective good judgment in making final determinations.

  In 1992, the Committee adopted the following Compensation Policy, which continues to guide the Committee in making its compensation decisions:

                              Compensation Policy

  The Gannett Board of Directors' Executive Compensation Committee has in place a compensation program which it believes to be fair to employees and shareholders and externally competitive and reasonable.

  The program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. It consists of cash compensation, including salary and bonus, to reward short term performance, and long term stock awards, including stock incentive rights and stock options, to promote long term results.

  The Executive Compensation Committee believes that management should benefit together with shareholders as the Company's stock increases in value.

  To encourage growth in shareholder value, stock options and, except for certain officers and key executives, stock incentive rights are granted to key management personnel who are in a position to make a substantial contribution to the long-term success of the Company. These stock awards mature and grow in value over time and for that reason represent compensation which is attributable to service over a period of years. This focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

  In making its compensation decisions, compensation comparisons are made with companies Gannett's size and with companies in news, information and communications. The Executive Compensation Committee reviews the Company's and its competitors' earnings to determine where Gannett falls with regard to the group. The comparison spans one to four years, the same length of time as stock incentive rights and stock options vest. How the company stock has performed over a similar period of time is also reviewed and taken into account in the overall compensation plan.

  A job grading system is used to make equitable grants. At the lower end of the management ranks more emphasis is placed on cash and stock incentive rights with the bonus target increasing through the ranks. Options are given in larger amounts as the job rank increases because these performers can more directly influence long term results.

  In 1993, in establishing the compensation of executive officers, the Committee reviewed and applied this Compensation Policy and considered the performance of executive officers relative to the Company's business objectives and its competitors' performance. The Company's material business objectives are performance against budget, product quality and employee development.

  The Committee has reviewed the 1993 executive compensation in light of the $1 million ceiling on tax deductions for compensation that was enacted in the Omnibus Budget Reconciliation Act of 1993 (the "1993 Tax Bill"). The Committee has concluded that all of the Company's 1993 compensation expense will be deductible for federal income tax purposes. The Committee is continuing to review the

1993 Tax Bill and the proposed implementing regulations. Once the regulations become final, the Committee will consider them in making the Company's 1994 compensation awards.

BASE SALARIES: TO ATTRACT AND RETAIN MANAGEMENT TALENT.

  Base salaries are designed to help attract and retain key management talent. They are derived in part from salary range guidelines developed for each position in accordance with the Company's Compensation Policy.

  The salary ranges are periodically reviewed and compared to the salaries paid for comparable positions by competitors in the S&P Publishing/Newspaper Index (which is one of the indexes used for comparative purposes in the graph under the caption "Comparison of Shareholder Return" on p. 12). Companies with comparable revenues in other industries are also surveyed to ensure that salary ranges are competitive in the overall marketplace.

  Other factors used to establish competitive salary ranges include internal job values as determined by senior management and the state of the economy in the Company's markets. Since the Company is both larger than and has outperformed its competitors and because of general compensation practices in the media industry, the Company has sought to place its salaries generally above the median for the comparative companies. The salaries for Company executive officers are primarily in the third quartile of the competitive companies.

  In establishing salaries for executive officers, the Committee considered the Company's performance, individual performance and experience and the chief executive's recommendations without assigning relative weight to them, though the most important factor was the committee members' subjective judgments about the appropriate level of salary to motivate and reward individual executives. The salaries for the five highest paid officers of the Company, including the chief executive officer, are as follows:

     NAME                                                1992 SALARY 1993 SALARY
     ----                                                ----------- -----------
     John J. Curley.....................................  $800,000    $800,000
     Douglas H. McCorkindale............................   650,000     650,000
     Gary L. Watson.....................................   400,000     420,000
     Cecil L. Walker....................................   305,000     320,000
     Thomas Curley......................................   290,000     305,000

  Although it is the Committee's view that salary increases were merited for Mr. Curley and Mr. McCorkindale, again in 1993 they refused to accept increases, as a way to signal fiscal conservatism and cost containment, and the Committee reluctantly honored their request. Mr. Curley and Mr. McCorkindale have employment contracts described more fully on pp. 15 and 16. The contracts provide for minimum salary levels listed above but had no other impact on the Committee's deliberations.

EXECUTIVE INCENTIVE BONUS PLAN: TO MOTIVATE YEAR-TO-YEAR.

  Annual bonuses paid under the Executive Incentive Plan serve to drive performance, motivate executive officers and reward them for good performance. Similar to the base salary, the goal of the Executive Incentive Plan is to reward higher performing operating units and individuals with a greater percentage of the total bonus fund available. Bonus amounts can be and are quite volatile. Bonuses are determined by an individual performance rating that is applied to a potential bonus range, established as a percentage of salary.

  The bonuses paid to executive officers for services in 1993 were determined on the basis of individual performance in the areas of profit, product and people and, depending on the executive's responsibilities, on the performance of the executive's business unit or the overall performance of the Company. First, an evaluation of division and operating unit performance was made and the available bonus fund was allocated among the divisions and operating units. Then, individual bonus amounts were determined based on performance evaluations conducted by senior management. The Committee's review of the bonuses was subjective, based on their knowledge of the Company, their regular contact with the executives throughout the year and a review of performance, but no relative ranking of various factors was applied.

  In furtherance of the Committee's goal of increasing the ownership of Gannett Common Stock by key executives, 25% of the bonuses for 1993 were paid to them in the form of Gannett Common Stock. The pre-tax value of the bonuses awarded to the five highest paid officers of the Company are as follows:

                                             1992 BONUS          1993 BONUS
                                         ------------------- -------------------
                                           CASH   GCI SHARES   CASH   GCI SHARES
                                         -------- ---------- -------- ----------
     John J. Curley..................... $500,000      0     $375,000   2,294
     Douglas H. McCorkindale............  450,000      0      337,500   2,064
     Gary L. Watson.....................  210,000      0      187,500   1,147
     Cecil L. Walker....................  150,000      0      135,000     825
     Thomas Curley......................  140,000      0      131,250     803

  As noted under Base Salaries, above, although it is the Committee's view that increased bonuses were earned by Mr. Curley and Mr. McCorkindale, again this year they refused to accept increases, and the Committee reluctantly honored their request.

LONG-TERM STOCK INCENTIVE PLAN: TO PROMOTE LONG-TERM GROWTH.

  Long-term stock awards under the 1978 Plan are based upon the performance of Gannett Common Stock and are designed to align stockholders' and executives' interests. They are granted to key executives who are in a position to make a substantial contribution to the long-term success of the Company, in order to promote the long-term objectives of the Company. These stock awards may grow in value over time and for that reason represent compensation which is attributed to service over a period of years.

  It is the Committee's view that executive officers should benefit together with shareholders as the Company's stock increases in value. Stock awards successfully focus the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business.

  There are two kinds of long-term stock awards: non-qualified stock options and stock incentive rights ("SIRs"). A non-qualified stock option is the right to purchase shares of Common Stock of the Company within a fixed period of time (typically eight years) at the fair market value on the date of grant. Stock incentive rights are the right to receive shares of Common Stock of the Company conditioned only on continued employment throughout a specified period (typically four years).

  The Committee decides whether to grant individual long-term stock awards, and the amount of the awards. Long-term stock awards are based on the grade level of the executive, after an annual examination of the competitive marketplace. The Company evaluated the competitive marketplace by examining the companies included in the performance graph and a Towers Perrin Media Survey compiled from data for 20 media companies. As is the case with annual bonuses, the Committee relies in large part on the recommendations of senior management as to the appropriate level of individual awards to lower level executives.

  Long-term awards are not automatically awarded to each executive each year. Awards are based on past and expected performance as subjectively evaluated by management in making recommendations and by the Committee in approving them. Executives who can more directly influence the overall performance of the Company are the principal recipients of long-term awards.

  In 1993, the Company discontinued awards of stock incentive rights to 18 officers and other key executives, including the Company's two senior officers, and transferred the value of those awards to options. The Committee believes that stock option awards create a greater incentive for key executives because any value achieved from the awards reflects an increase both in shareholder value and in executive compensation.

  The following chart shows the number of stock options and stock incentive rights awarded to the five highest paid officers of the Company, including the chief executive officer:

                                                          1992          1993
                                                     -------------- ------------
         NAME                                        OPTIONS  SIRS  OPTIONS SIRS
         ----                                        ------- ------ ------- ----
     John J. Curley................................. 100,000 12,000 125,000   0
     Douglas H. McCorkindale........................  75,000  8,000 100,000   0
     Gary L. Watson.................................  21,000  3,000  30,490   0
     Cecil L. Walker................................   8,000  1,500  13,300   0
     Thomas Curley..................................   5,500  1,200  13,300   0

CHIEF EXECUTIVE OFFICER COMPENSATION:

  As it does each year, the Committee thoroughly reviewed the compensation of John J. Curley, Chairman, President and Chief Executive Officer of the Company and its highest compensated officer. In determining Mr. Curley's compensation, the Committee reviewed the performance of the Company and noted increases in earnings per share, stock price, operating income as a percent of sales, return on equity and market value. For the 1993 fiscal year, earnings per share increased 13.3%, from $2.40 to $2.72 (excluding the impact of non-recurring accounting adjustments). Operating income as a percent of sales increased from 17.8% to 19.6%, and return on equity increased from 22.1% to 22.8%. In addition, the Company's stock price, excluding dividends, increased 12.8%, from $50.75 to $57.25, the S&P Publishing/Newspaper Index increased 13% and the S&P 500 Index increased 7%. Cumulatively over the last five years, the Company's stock price, excluding dividends, increased 85%, the S&P Publishing/Newspaper Index increased 49% and the S&P 500 increased 97%. In 1993, the Company's total market value increased 15%, from $7.3 billion to $8.4 billion. Also, in 1993, the Company increased its quarterly dividend from $.32 per share to $.33 per share. Each of these factors was subjectively evaluated by the Committee members without giving particular weight to any one or more factors.

  To assess the competitiveness of Mr. Curley's compensation, the Committee surveyed the compensation levels of chief executive officers of five competitors, all of which are included in the S&P Publishing/Newspaper Index, and of 15 companies with revenues comparable to that of the Company. Mr. Curley's compensation was above the median for the chief executive officers surveyed; the Committee decided that the level of Mr. Curley's compensation is appropriate given the Company's size, its performance and the industries in which it operates. As a general matter, media industry companies, particularly broadcasting companies, tend to compensate executives at a higher level than industrial or commercial enterprises. In particular, the Committee noted that the Company's revenue is significantly larger than four of the five competitors surveyed and its net income and earnings per share set new records.

  Since becoming Chairman in 1989, Mr. Curley has asked that his cash compensation (salary and bonus) not be increased, notwithstanding a strong comparative performance record for the Company. As reported previously, the Committee believed that Mr. Curley's performance during a difficult economy warranted an increase in salary and bonus, but the Committee deferred to his request and did not increase his salary or bonus during that time.

  As noted above, Mr. Curley made the same request in December 1993 and the Committee reluctantly agreed.

  In recognition of Mr. Curley's superior performance and consistent with the Committee's goal of increasing the ownership of Gannett Common Stock by key officers as discussed above, the Committee awarded Mr. Curley 125,000 stock options in December 1993. It is the Committee's view that the award of these stock options is an effective way of compensating Mr. Curley for continued superior performance, since the value of any future compensation from these stock options will be directly linked to increases in shareholder value. Unless the price of the Company's stock increases, his stock options will be valueless.

  In short, the Committee believes that the Company's performance, Mr. Curley's performance and the competitive market warrant the compensation package approved for him.

                                          Executive Compensation Committee




                                          Thomas A. Reynolds, Jr., Chair
                                          Peter B. Clark
                                          Dolores D. Wharton

                        COMPARISON OF SHAREHOLDER RETURN

  The following graph compares the performance of the Company's Common Stock during the period January 1, 1989 to December 31, 1993 with the S&P 500 Index and the S&P Publishing/Newspaper Index.

  The S&P 500 Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The S&P Publishing/Newspaper Index, which also is weighted by market capitalization, includes Gannett Co., Inc., Dow Jones & Company, Inc., Knight-Ridder, Inc., The New York Times Company, The Times Mirror Company, and Tribune Company.

  The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index and the S&P Publishing/Newspaper Index at closing prices on December 31, 1988. It assumes that dividends were reinvested quarterly with respect to the Company's Common Stock and monthly with respect to the S&P 500 Index and the S&P Publishing/Newspaper Index.



- ---------------------------------------------------------------------------------------------
                                    1988     1989       1990       1991      1992      1993
- ---------------------------------------------------------------------------------------------
Gannett Co. Inc.                    100     125.31     107.64     139.67    160.05    185.15
- ---------------------------------------------------------------------------------------------
S&P Publishing/Newspaper
Index                               100     118.87      95.26     115.35    128.99    149.39
- ---------------------------------------------------------------------------------------------
S&P 500 Index                       100     131.67     127.60     166.47    179.15    197.21
- ---------------------------------------------------------------------------------------------


                          SUMMARY COMPENSATION TABLE

  The following table provides a summary of compensation paid to the CEO and the four most highly compensated executive officers of the Company, for services rendered to the Company and its subsidiaries over the past three fiscal years.

                                                                     LONG-TERM
                                                                   COMPENSATION
                                     ANNUAL COMPENSATION             AWARDS(3)
                               ------------------------------- ---------------------
                                                       OTHER              SECURITIES
                                                      ANNUAL   RESTRICTED UNDERLYING
                                                      COMPEN-    STOCK     OPTIONS/     ALL OTHER
        NAME AND                    SALARY  BONUS(1) SATION(2) AWARDS(4)     SARS    COMPENSATION(5)
   PRINCIPAL POSITION          YEAR   ($)     ($)       ($)       ($)        (#)           ($)
   ------------------          ---- ------- -------- --------- ---------- ---------- ---------------
John J. Curley..............   1993 800,000 500,000    8,866          0    125,000       42,586
(Chairman, President &
 CEO)                          1992 800,000 500,000    9,980    616,500    100,000       42,014
                                                                537,000     75,000
                               1991 800,000 500,000   11,401    541,875     60,000       41,228

Douglas H. McCorkindale.....   1993 650,000 450,000    8,828          0    100,000       44,066
(Vice Chairman & Chief         1992 650,000 450,000   15,083    411,000     75,000       41,509
 Fin. & Admin. Officer)                                         358,000     50,000
                               1991 650,000 450,000    3,702    180,625     30,000       38,751

Gary L. Watson..............   1993 420,000 250,000    8,179          0     30,490       29,627
(President/Newspaper           1992 400,000 210,000    7,542    154,125     21,000       27,261
 Division)                                                      134,250     17,500
                               1991 375,000 190,000    5,496    137,275     21,000       24,111

Cecil L. Walker.............   1993 320,000 180,000    4,817          0     13,300       21,740
(President/Broadcasting        1992 305,000 150,000    4,824     77,063      8,000       20,136
 Division)                                                       67,125      7,500
                               1991 290,000 130,000    3,824     65,025      9,000       17,889

Thomas Curley(/6/)..........   1993 305,000 175,000    3,600          0     13,300       13,476
(President & Publisher         1992 290,000 140,000    3,600     61,650      5,500       12,385
 USA TODAY)                                                      53,700      5,000
                               1991 275,000 130,000    3,849     57,800      7,000       10,969

- --------
(1) Bonus awards may be in the form of cash, deferred cash or shares of Gannett Common Stock. In 1993, bonuses to executive officers were paid 25% in Gannett Common Stock and 75% in cash.

(2) This column includes (a) amounts paid by the Company under the Medical Reimbursement Plan and (b) amounts paid in cash to reimburse the five named officers for the tax impact of certain perquisites.

(3) Under the Company's 1978 Executive Long-Term Incentive Plan, stock awards in the form of stock options, performance bonus units, option surrender rights and stock incentive rights ("SIRs") may be granted to key management personnel who are in a position to make a substantial contribution to the long-term success of the Company. Prior to December 1992, the Company's Executive Compensation Committee made annual awards of SIRs and stock options effective at the beginning of the fiscal year. In December 1992, the Committee changed that practice and began making annual awards effective at the end of the fiscal year for the succeeding year. This change resulted in two awards in fiscal 1992, one made at the beginning of the year, for 1992, and one made at the end of the year, for 1993. This represented a timing matter only and did not result in the payment of double long-term awards. Consistent with that practice, the annual long-term award for 1994 was made at the end of the 1993 fiscal year. The annual long-term award for 1995 will be made at the end of the 1994 fiscal year.

(4) Reported in this column are SIRs awarded to the five named officers and valued at the market price of the underlying stock on the date of grant. SIRs are rights to receive shares of Common Stock, without any payment to the Company, conditioned only on continued employment throughout a specified period, typically four years. During the incentive period, the holder of SIRs is entitled to receive from the Company cash payments equal to the cash dividend the Company would have paid to such holder had he or she owned the shares of Common Stock issuable under the SIRs. In 1993, the Company discontinued the award of SIRs to the named officers and adjusted the award of stock options. The five named officers respectively held in the aggregate the following SIRs which were valued at the end of the 1993 fiscal year as follows: John Curley--39,000 shares valued at $2,213,250; Mr. McCorkindale--21,000 shares valued at $1,191,750; Mr. Watson--9,800 shares valued at $556,150; Mr. Walker--4,800 shares valued at $272,400; and Thomas Curley--4,000 shares valued at $227,000.

(5) This column includes the full amount of the annual premiums paid by the Company on life insurance policies which are individually owned by the five named officers, as follows: John Curley--$39,847; Mr. McCorkindale-- $41,329; Mr. Watson-- $26,923; Mr. Walker--$19,321; and Thomas Curley--
    $10,735. The column also includes the fair market value of Gannett Common Stock received by each of the five named officers as matching contributions from the Company under its 401(k) plan. The individual values of these matching contributions are as follows: John Curley--$2,739; Mr. McCorkindale--$2,737; Mr. Watson--$2,704; Mr. Walker--$2,419; and Thomas Curley--$2,741.

(6) Thomas Curley and John Curley are brothers.

  The following companion tables to the Summary Compensation Table list the grants of stock options made during the 1993 fiscal year to the named executive officers, their stock option exercises in 1993 and the aggregate options they held at the end of 1993.

                               OPTION GRANT TABLE

  The following Option Grant Table includes columns designated "Potential Realizable Gain." The calculations in those columns are based on hypothetical 5% and 10% growth assumptions proposed by the Securities and Exchange Commission. There is no way to anticipate what the actual growth rate of the Company's stock will be.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR(/1/)

                                        INDIVIDUAL GRANTS
                          ----------------------------------------------
                          NUMBER OF
                          SECURITIES                                     POTENTIAL REALIZABLE VALUE
                          UNDERLYING   % OF TOTAL                          AT ASSUMED ANNUAL RATES
                           OPTIONS/     OPTIONS/     EXERCISE            OF STOCK PRICE APPRECIATION
                             SARS    SARS GRANTED TO OR BASE                   FOR OPTION TERM
                           GRANTED    EMPLOYEES IN    PRICE   EXPIRATION ---------------------------
         NAME                (#)       FISCAL YEAR    ($/SH)     DATE       5% ($)        10%($)
         ----             ---------- --------------- -------- ---------- ------------- -------------
John J. Curley..........   125,000        16.41       $55.50   12/14/01      3,312,347     7,933,647
Douglas H. McCorkindale.   100,000        13.12       $55.50   12/14/01      2,649,878     6,346,918
Gary L. Watson..........    30,490         4.00       $55.50   12/14/01        807,948     1,935,175
Cecil L. Walker.........    13,300         1.75       $55.50   12/14/01        352,434       844,140
Thomas Curley...........    13,300         1.75       $55.50   12/14/01        352,434       844,140

  The total potential gain for all five named executives over the eight-year term of the stock options would be 19/100 of one percent of the total gain in the Company's stock value. If the stock value were to appreciate 5% over the eight-year term of the options, the value of all shares owned by the Company's shareholders would grow from $8.2 billion to $12.1 billion, a gain of $3.9 billion. If it were to appreciate 10%, the value of all outstanding shares would grow from $8.2 billion to $17.5 billion, a gain of $9.3 billion.

(1) Reported in this table are stock options awarded to the five named officers. The Company does not award Stock Appreciation Rights ("SARs"), which typically allow the recipient to share in any increase in value of a specified amount of a company's stock without acquiring ownership of such stock nor the rights associated with stock ownership. Pursuant to the 1978 Executive Long-Term Incentive Plan, stock options vest in 25% increments each year after the date of grant. Accordingly, 25% of an award of stock options made in the last fiscal year may be exercised on December 14, 1994, 50% on December 14, 1995, and 75% on December 14, 1996. On December 14, 1997, the stock options awarded last year become exercisable in full. For each stock option granted last year, an option surrender right ("OSR") was granted in tandem. In the event of a change in control of the Company, the holder of an OSR has the right to receive the difference between the exercise price of the accompanying stock option and the fair market value of the underlying stock at the time of the exercise of the OSR. Upon the exercise of an OSR or a stock option, the accompanying stock option or OSR (as the case may be) is automatically cancelled.

  As of December 26, 1993, 2,805,985 shares of Gannett Common Stock were available for grants under the 1978 Executive Long-Term Incentive Plan. As of that date, there were 3,041,392 options outstanding with an average exercise price of $45.37. The expiration dates range from January 10, 1994 to December 14, 2001.

                               STOCK OPTION TABLE

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                      NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                     OPTIONS/SARS AT FY-END    OPTIONS/SARS AT FY-END
                             SHARES                            (#)                       ($)
                          ACQUIRED ON     VALUE     ------------------------- -------------------------
          NAME            EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----            ------------ ------------ ----------- ------------- ----------- -------------
John J. Curley..........     30,000      737,910      231,250      298,750     3,966,875    2,015,625
Douglas H. McCorkindale.          0            0      122,500      215,000     1,999,843    1,267,968
Gary L. Watson..........     16,850      388,781       31,375       73,615       443,530      545,580
Cecil L. Walker.........     10,970      180,447       11,600       31,300       149,687      233,562
Thomas Curley...........      5,000       83,125       23,835       26,175       429,670      175,483

EMPLOYMENT CONTRACTS, RETIREMENT AND CHANGE IN CONTROL ARRANGEMENTS

  The Company has a Transitional Compensation Plan (the "Plan") which provides termination benefits to key executives of the Company and its subsidiaries who are actually or constructively terminated without cause within two years following a change in control of the Company. Participants who elect to terminate their employment during the 30-day period following the first anniversary of the change in control will also qualify for benefits under the Plan. A participant entitled to compensation under the Plan will receive (i) all amounts to which the participant is entitled through the date of termination under any compensation arrangement or benefit plan; (ii) a severance payment which will equal two to three years' salary and bonus compensation, depending on years of prior service; (iii) life insurance and medical benefits for the same period; (iv) the extra retirement plan benefits a participant would have received had his or her employment continued for such two-to-three-year period; and (v) an amount that, after income and additional excise taxes, will equal the amount of any excise tax imposed on the severance payment by Section 4999 of the Internal Revenue Code of 1986. All executive officers included in the Compensation Tables are covered by the Plan.

  The Company has a contract with John Curley that provides for his employment as Chairman, President and Chief Executive Officer, or in such other senior executive position as mutually agreed upon, until the earlier of his normal retirement date or four years after notice of termination. During the period of his employment, Mr. Curley will receive an annual salary of $800,000 per annum or such greater amount as the Board of Directors shall determine and an annual bonus if the Board of Directors so determines. In the event that Mr. Curley's employment is terminated without cause, he shall be entitled to receive his annual salary for the balance of the term, subject to his fulfilling certain specified obligations. The contract also allows Mr. Curley to terminate his employment with the Company if there has been a change in control of the Company, as defined in detail in the contract. In the event that, within 24 months after a change in control, he elects to terminate his employment or in the event his employment is terminated by the Company for other than cause during that period, he will be entitled to the following: (i) continued payment through the contract term of his salary at the higher of the annual rate in effect on the date of the change in control, or the rate in effect on the date his employment is terminated; (ii) continued payment for the period through the contract term of an annual bonus at a rate equal to the highest annual bonus paid to him with respect to the three years preceding termination;

(iii) continuation of insurance and similar benefits; (iv) payment on a monthly basis of a supplemental retirement benefit to make up the difference between his actual payments under the Company's retirement plans and the payments that would have been made under the plans if he had remained an employee through the contract term; (v) any Performance Units and Stock Incentive Rights previously awarded to Mr. Curley under the 1978 Executive Long-Term Incentive Plan (the "1978 Plan") shall be deemed to have been earned by him; (vi) to the extent permissible under the 1978 Plan or other applicable plans, he also shall be entitled immediately to exercise in full, or to surrender and receive the value of, all stock options or related alternate appreciation rights under those plans; and (vii) receipt of a "gross-up" payment with respect to income and excise taxes payable by Mr. Curley as a result of the foregoing benefits. The post-employment benefits and payments described in this paragraph are in addition to Mr. Curley's benefits under the Gannett Retirement Plan and Gannett Supplemental Retirement Plan. The Tax Reform Act of 1984 denies an income tax deduction to a company for payments that are contingent upon a change in control if those payments have a present value of over 300% of the employee's average compensation for the last five years and are made pursuant to an agreement, like the employment agreements described in this Proxy Statement, entered into after June 14, 1984. Senior company executives, including Mr. Curley, are participants in the Company's Transitional Compensation Plan described above. This plan provides benefits in the event of a change in control comparable to those under Mr. Curley's employment agreement. Mr. Curley's participation in that plan would continue after the expiration of his employment contract.

  The Company has a contract with Mr. McCorkindale that provides for his employment as Vice Chairman and Chief Financial and Administrative Officer or in such other senior executive position as mutually agreed upon, until the earlier of his normal retirement date or four years after notice of termination. During the period of his employment, Mr. McCorkindale will receive an annual salary of $650,000 or such greater amount as the Board of Directors shall determine and an annual bonus if the Board of Directors so determines. In the event that Mr. McCorkindale's employment is terminated without cause, he shall be entitled to receive his annual salary for the balance of the term, subject to his fulfilling certain specified obligations. His contract also provides for arrangements in the event of a change in control of the Company comparable to those described above. Mr. McCorkindale also is a participant in the Company's Transitional Compensation Plan discussed above.

  In the event of a change in control of the Company, as defined in the 1978 Plan, options and alternate rights will be immediately exercisable in full and stock incentive rights will be deemed to have been earned by Plan participants. In addition, the 1978 Plan provides for option surrender rights to be granted in tandem with stock options. In the event of a change in control, option surrender rights permit the employee to receive a payment equal to 100% of the spread between the option exercise price and the highest price paid in connection with the change in control. If option surrender rights are exercised, the related options and performance units are cancelled.

PENSION PLANS

  The Company has a defined benefit pension plan, the Gannett Retirement Plan, in which its officers participate, which is qualified under Section 401 of the Internal Revenue Code, and an unfunded, non-qualified plan, the Gannett Supplemental Retirement Plan. The annual pension benefit under the plans, taken together, is largely determined by the number of years of employment multiplied by a percentage of the participant's final average earnings (during the highest five consecutive years). The Internal Revenue Code places certain limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits payable in excess of those limitations will be paid under the Gannett Supplemental Retirement Plan.

  The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under the Gannett Retirement Plan and the Gannett Supplemental Retirement Plan to individuals in specified remuneration and years-of-service classifications (subject to a reduction equal to 50% of the Social Security Primary Insurance Amount payable).

                                 PENSION TABLE

   FINAL      15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS
  AVERAGE    OF CREDITED   OF CREDITED   OF CREDITED   OF CREDITED   OF CREDITED
 EARNINGS      SERVICE       SERVICE       SERVICE       SERVICE       SERVICE
 --------    -----------   -----------   -----------   -----------   -----------
   400,000     120,000       160,000       200,000       214,000       228,000
   500,000     150,000       200,000       250,000       267,500       285,000
   600,000     180,000       240,000       300,000       321,000       342,000
   700,000     210,000       280,000       350,000       374,500       399,000
   800,000     240,000       320,000       400,000       428,000       456,000
   900,000     270,000       360,000       450,000       481,500       513,000
 1,000,000     300,000       400,000       500,000       535,000       570,000
 1,500,000     450,000       600,000       750,000       802,500       855,000

  The compensation included in the Compensation Tables under salary and bonuses qualifies as remuneration for purposes of the Gannett Retirement Plan and the Gannett Supplemental Retirement Plan. The credited years of service as of the end of the last fiscal year for the five executive officers named in the Compensation Tables are as follows: John Curley--24, Mr. McCorkindale--22, Mr. Watson--24, Mr. Walker--21, and Thomas Curley--21.

                  PROPOSAL 2--ELECTION OF INDEPENDENT AUDITORS

  The Company's independent auditors are Price Waterhouse, independent accountants. At the Annual Meeting, the shareholders will consider and vote upon a proposal to elect independent auditors for the Company's fiscal year ending December 25, 1994. The Audit Committee of the Board of Directors has recommended that Price Waterhouse be re-elected as independent auditors for that year. The Board of Directors unanimously recommends that shareholders vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR the foregoing unless otherwise indicated.

  Representatives of Price Waterhouse will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from shareholders.

             PROPOSAL 3--SHAREHOLDER PROPOSAL CONCERNING EXECUTIVE
                   COMPENSATION REVIEW

  The Province of St. Joseph of the Capuchin Order, 1016 N. Ninth Street, Milwaukee, Wisconsin 53233, beneficial owner of 190 shares of Gannett Common Stock, The Literacy Society of St. Catharine of Siena, St. Catharine, Kentucky 40061, beneficial owner of 4,000 shares of Gannett Common Stock, and John and Peggy Law, 830 Los Trancos Road, Portola Valley, California 94025, beneficial owners of 200 shares of Gannett Common Stock, have given notice that they intend to present the following Proposal at the Annual Meeting:

  "WHEREAS: Business Week editorialized (4/26/93): "The figures for executive pay are simply astonishing." We believe financial, social, and environmental criteria should be considered in fixing compensation packages for top corporate officers. Too often top executives receive considerable increases in compensation packages, even when corporate financial performance is poor and stockholders watch dividends slip and stock prices drop.

  --Executive compensation, even when it decreases in a bad year, is usually not proportional to a year's poor returns and the financial burden borne by stockholders. Professor Graef Crystal, a national authority on executive compensation, argues that CEOs are paid "hugely in good years," and "if not hugely, then merely wonderfully in bad years."

  --Business Week reported (May 4, 1992) in its "Executive Compensation
    Scoreboard" that, while John J. Curley, Chairman, President and CEO of our Company did not receive any percentage change in his compensation in 1991 from 1990, the rating of his pay for shareholder return was a "4" on a scale of 1--5 with "5" being the lowest. Similarly, Douglas H. McCorkindale, Vice-Chairman and Chief Financial Officer received a 5% increase in his compensation.

  "We believe our Company is progressive in its affirmative action program, includes women and people of color on its Board, and is moving in the area of recycling. However, its record is poor in its refusal to hold cigarette companies accountable for their own advertising code vis-a-vis in our newspapers and billboards. For instance, we readily run ads declaring Newport is "Alive with Pleasure," and yet report in our papers that every cigarette takes 7 minutes from a smoker's life, adding up to 5,000,000 years of potential life Americans lose to cigarettes annually. Since our billboards began featuring "Cool Joe Camel" youth smoking Camels increased from -.5% [sic] to 33% in four years.

  RESOLVED: Shareholder requests that the Board institute an Executive Compensation Review, and prepare a report available to shareholders by October, 1994 with the results of the Review, along with any recommended changes in practice. The Review shall cover pay, benefits, perks, stock options and special arrangements in the compensation packages for all the company's top officers."

  The following statement has been submitted in support of this Proposal:

  "Recently Business Week concluded an editorial on "Executive Pay: It Doesn't Add Up:" If Corporate America doesn't show some restraint on executive compensation, a populist wave may soon push politicians to take a crack at it." This Report will show our Company's sincerity on this issue. We recommend the Report review:

    1. Ways to link executive compensation more closely to financial performance with proposed criteria and formulae.
    2. Ways to link compensation to social and environmental performance (e.g. lower base pay with incentives given for meeting or surpassing social and environmental standards, especially as they affect public health).
    3. Ways to link financial viability of the company to long-term social health of the company's consumers and environmental sustainability.
    4. Comparison of compensation packages for officers and the lowest and average wages for the company's employees."

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

  The Board believes that, given the record of the Company in compensation practices, in compensation disclosure and in social and environmental policies, this proposal is wholly misplaced as it unfairly implies deficiencies in the Company's policies where the record demonstrates otherwise.

  The Company's executive compensation policies and practices are thoroughly explained under the section entitled "Compensation of Gannett Management," including the report of the Executive Compensation Committee of the Board of Directors. As that discussion demonstrates, there is a direct and beneficial linkage between Company performance and executive compensation. During the last two years, the Company's executive officers have received only modest increases in compensation while earnings per share increased 36% from $2.00 in 1991 to $2.72 in 1993 and quarterly dividends increased from $.31 in 1991 to $.33 in 1993. In fact, during that same time period, the top two executives have not taken any raises in salary or bonus.

  The Company has been a leader in compensation review and disclosure over the past several years, including detailed disclosure of its policies and practices before the Securities and Exchange Commission implemented its requirements on disclosure of compensation. The report on pages 6 through 17 is an exhaustive statement on the Company's compensation policies and therefore a shareholder resolution calling for a further report seems superfluous.

  In addition, the Company has been a leader in numerous social policy areas, including programs encouraging women's rights and affirmative action, as even the proponent agrees. Moreover, the Company has a very responsible record in connection with environmental matters, including a leadership role in the use of recycled paper in its publishing operations.

  The proponent notes that often executives receive increases in compensation even when corporate financial performance is poor. However, the Company's record shows that its financial performance has been excellent while the salary and bonus for its two top executives has remained flat, at their request, and compensation for its other executives has increased on average only 4.8%. The Company believes that it is unfair and misleading for the proponent to group our compensation policies with those of others who increase salary when financial performance is stagnant or decreasing.

  By quoting an April 23, 1993 Business Week editorial the proposal seems to suggest that the editorial supports this proposal on compensation. There is nothing in the editorial that seeks to link compensation to social and environmental performance in the way that the proponent suggests. It is somewhat baffling how to assess the social health of the Company's consumers in the context of financial compensation issues. We are not aware of any compensation policy which measures shareholder value on the basis of social health issues. Indeed, the diversity of our consumers and advertisers and the diversity of editorial policy at our newspapers reflect such a broad range of views on what constitutes "social health" as to render moral judgments by the Company on these issues to be divisive, to the detriment of shareholders.

  Finally, we note that the Province of St. Joseph of the Capuchin Order has come before the shareholders of the Company in the last two annual meetings and proxy statements expressing its views with respect to cigarette advertising. The Company has published these proposals and distributed them to its shareholders and provided an ample opportunity for such proponent to speak on these issues at both annual meetings. However, the proposals at the last two annual meetings were defeated by an overwhelming majority of votes, such that even the Securities and Exchange Commission rules which favor shareholder proposals provide that such proponent is no longer entitled to present its proposals on cigarette advertising again. Nevertheless, it has chosen to raise those issues once again in the context of the compensation proposal, thereby attempting to do indirectly what it would not be permitted to do directly. We were somewhat surprised and dismayed that the Province of St. Joseph would undertake a technique of this type.

  The Board of Directors believes that the Company's executive compensation structure is meeting its goals of linking compensation to success in achieving annual and long-term objectives. We believe the discussion of these policies set forth in the executive compensation sections of this proxy statement amply demonstrates that linkage, and that the proponent's proposal would redirect some of those policies in a manner much less focused on shareholder value.

  Proxies solicited by the Board of Directors will be voted AGAINST the adoption of the foregoing Proposal unless otherwise indicated. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required for approval of this Proposal. If a shareholder, present in person or by proxy, abstains from voting on this Proposal, the shareholder's shares will not be voted. An abstention from voting on this Proposal has the same legal effect as a vote "against" the Proposal. If a shareholder holds his shares in a broker's account and has given specific voting instructions, the shares will be voted in accordance with those instructions. If no voting instructions are given, the shareholder's shares will not be voted with respect to this Proposal and will not be counted in determining the number of shares entitled to vote on this Proposal.

                       PRINCIPAL HOLDERS OF COMMON STOCK

  As of March 4, 1994, the only person or group known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Gannett Common Stock was The Capital Group, Inc., 333 South Hope Street, Los Angeles, California 90071. The Capital Group, Inc. is the parent company of six investment management companies. As of December 31, 1993, The Capital Group, Inc., through these operating companies, exercised investment discretion over various institutional accounts which held 8,259,590 shares of Gannett Common Stock, which then constituted 5.63% of the total outstanding shares.

  In February, 1994, The Capital Group, Inc. filed a report with the Securities and Exchange Commission indicating that the shares were held solely for investment purposes in the ordinary course of business and not for the purpose or effect of changing or influencing control of the Company.


                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

  In order to be eligible for inclusion in the proxy materials for the Company's 1995 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's principal executive offices by November 18, 1994.

  The cost of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, telegraph or cable. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record and will reimburse such persons for forwarding such materials. In addition, Georgeson & Company, Inc., New York, New York, has been retained to aid in the solicitation of proxies at a fee of $10,000, plus out of pocket expenses.

  Copies of the 1993 Annual Report have been mailed to shareholders. Additional copies may be obtained from the Secretary, Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, Virginia 22234.

March 18, 1994

                              GANNETT CO., INC
P
          This Proxy is Solicited on Behalf of the Board of Directors
                  Annual Meeting of Shareholders-May 3, 1994
R

         The undersigned hereby appoints John J. Curley and Douglas H.
O McCorkindale or either of them, attorneys and proxies each with the power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company, to be held on May 3, 1994 and at any
X adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting, as
Y designated on the reverse, and in accordance with their best judgement in connection with such other business as may come before the meeting.

         Nominees for Directors: Rosalynn Carter, Thomas A. Reynolds, Jr., Carl T. Rowan, Dolores D. Wharton

         Please cast your votes on the reverse side. The Board of Directors recommends a vote FOR Proposals 1 and 2 and AGAINST Proposal 3. To vote in accordance with the Board of Directors' recommendations just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors' recommendations.
                                                                   SEE REVERSE
                                                                      SIDE

/X/ Please mark your
    vote as in this
    example.

- --------------------------------------------------------------------------------
       The Board of Directors recommends a vote FOR Proposals 1 and 2.
- --------------------------------------------------------------------------------
                                                         FOR   AGAINST  ABSTAIN
1. VOTE FOR    / /   VOTE     / /  2. Proposal to elect  / /     / /      / /
   all nominees      WITHHELD          Price Waterhouse
   listed.           from all          as the Company's
                     nominees.         Auditor.

For, except vote withheld from the following nominee(s).

- --------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
         The Board of Directors recommends a vote AGAINST Proposal 3.
- --------------------------------------------------------------------------------
                             FOR     AGAINST    ABSTAIN
3. Shareholder Proposal      / /       / /        / /
   concerning Executive
   Compensation
   Review.


- --------------------------------------------------------------------------------

                                    I plan to attend the meeting / /

              PLEASE sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


         -----------------------------------------------------------------------


         -----------------------------------------------------------------------
         SIGNATURE(S)                               DATE

                                  APPENDIX

                      OMITTED GRAPHIC OR IMAGE MATERIAL

         The performance graph required under Item 402(1) of Regulation S-K, which compares the performance of the Company's Common Stock with two indices, is omitted from the electronically-filed Proxy Statement. A description of the data in the graph is contained in chart form on page 12 of the Proxy Statement.